Exhibit 10.2

May 27,2008

Private & Confidential

Ms. Elizabeth Keys
160 W. 7th Street, Apt. 3A
New York, NY 10024

Dear Beth,

     We are pleased to confirm your continued employment with XL Financial Administrative Services ("XLFAS") and your promotion to the title of Senior Vice President and Chief Financial Officer, Security Capital Assurance Ltd (SCA, and together withXLFAS the "Company"), effective June 1,2008, reporting to Paul Giordano, CEO of SCA. Accordingly:

  1. Functions & Responsibilties: Your functions and responsibilties shall include, but are not limited to: (i) managing all Finance Department functions, including oversight of financial officers; (ii) overseeing and directing all financial accounting functions, including responsibility for all SEC and U.S. public company accounting, financial reporting, accounting policy and procedures; (iii) developing policy for producing accounting information for business units and product lines, including analyzing and directing allocation methodologies, cost accounting and overhead procedures; (iv) directing short term business planning and budgeting, and long-range forecasting; (v) directing and coordinating short and long term earnings management programs; (v) assuming such other reasonably related responsibilties, as provided by the CEO in his discretion; and (vi) serving as a member of the Executive Committee.

  2. Salary and Bonus: Your base annualized salary will be (USD) $300,000 ("Base Salary"), and you wil be eligible for benefits and perquisites associated with an SVP title. In addition, your target bonus will increase to 100% ("Target Bonus") of your Base Salary and your potential long term incentive award opportunity will be targeted at 75% of your total cash (base plus bonus) compensation.

  3. Bonus for 2008: For the 2008 Plan year, you are eligible to receive a cash bonus in the gross amount of (USD) $300,000, subject to the following conditions. This bonus will be paid to you in two equal installments. In order to qualify for the first installment of the 2008 bonus, you must remain an active employee in good standing through the date that such bonus is paid which we anticipate will be no later than August 31, 2008. However, if your employment is terminated by the Company without cause prior to such payment, or in the case of your death or disability prior to such payment, you

  (or your estate) will nonetheless be eligible to receive this first installment. You will not, however, be eligible to receive the second installment of the bonus. In order to qualify for the second installment of the 2008 bonus, you must remain an active employee in good standing of the Company through the date that 2008 performance bonuses are paid in the first quarter of calendar year 2009. However, if your employment is terminated by the Company without cause or in the case of your death or disability after August 31, 2008 but prior to payment of the 2008 performance bonus, you (or your estate) will nonetheless be eligible to receive this second installment of the 2008 bonus. XLFAS shall be solely responsible for the payment of all compensation, including bonuses.

  4. Long Term Incentive Award: At the time the Company regularly grants annual long term incentive awards to executives in 2009, based upon such executives' 2008 service, you will be eligible for a full-year's long term incentive award, as determined by the SCA Compensation Committee. Such award shall vest in accordance with, and will be otherwise subject to the terms and conditions set forth in the SCA Long Term Incentive Plan.

  5. Severance Provisions Upon Certain Termination Events: In the event your employment is terminated by the Company by reason of (i) reduction in force, (ii) reorganization, (iii) position elimination or (iv) your Death in service or Disability (as determined pursuant to the Company's Long-Term Disability Plan), you shall be entitled to the severance program, if any, in effect at that time for executives at similar levels.

  For the avoidance of doubt, your voluntary resignation from the Company during your employment as Chief Financial Officer does not entitle you to severance payments hereunder.

  6. At-Will Employment: This offer of employment is for no particular term. You shall continued to be employed at will, which means that either you or the Company may terminate the employment relationship at any time without notice, for any reason or no reason at all.

To accept and acknowledge this promotion, please return a signed copy of this document to me for your personnel file.

We wish you the best in your new role.

Sincerely,

/s/ Orlando Rivera

Orlando Rivera
Managing Director
Head of Human Resources
XL Financial Administrative Services

cc: Paul Giordano

Acceptance:    /s/ Elizabeth Keys             Date:       5/27/08
                        Elizabeth Keys